Exhibit 10.25

***** CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

AMENDED AND RESTATED DEVELOPMENT, MANUFACTURING, LICENSING

AND SUPPLY AGREEMENT

THIS AMENDED AND RESTATED DEVELOPMENT, MANUFACTURING, LICENSING AND SUPPLY AGREEMENT (the “Agreement”) is entered into as of February 19, 2010 (the “Effective Date”) by and between DEXCOM, INC., a Delaware corporation, having an address of 6340 Sequence Drive, San Diego, California 92121 (“Purchaser”), and, DSM PTG, INC., a California corporation, with its principal office at 2810 Seventh St., Berkeley, CA 94710 (“Supplier”).

RECITALS

WHEREAS, Purchaser is in the business of developing, manufacturing, marketing and selling continuous glucose monitoring products.

WHEREAS, Supplier is in the business of developing, manufacturing and packaging specialty polymers and biomedical materials including polymeric materials; and

WHEREAS, Purchaser desires to utilize Supplier as a contract developer and manufacturer to develop Development Materials (defined below), and to manufacture, package, store and ship Commercial Materials (as defined below) and Current Materials (as defined below) in accordance with the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to obtain an exclusive license to the Commercial Materials and under the Subject Technology in the Field; and

WHEREAS, Supplier is willing to grant an exclusive license for a defined period of time and a non exclusive license for the period thereafter to the Commercial Material set forth on Exhibit C-2 ([*****]) and under the Subject Technology in the Field to Purchaser subject to the terms set forth herein;

WHEREAS, Supplier is willing to grant an exclusive license to Development Materials (including Development Materials that become Commercial Materials as set forth herein) and under the Subject Technology in the Field to Purchaser subject to the terms set forth herein;

WHEREAS, this Agreement shall supersede the Manufacturing and Supply Agreement between Purchaser and Supplier, dated April 3, 2008.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS.

1.1 “Acceptance Period” shall have the meaning provided in Section 7.3(b).

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1.2 “Adverse Event” shall mean any adverse event associated with the use of any Commercial Materials or Current Materials, including an adverse event occurring in the course of the use of Commercial Materials or Current Materials in commercial practice, in studies, in investigations or in tests.

1.3 “Affiliate” shall mean, with respect to any party hereto, any entity that controls, is controlled by, or is under common control with such party. For the purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation) and if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other entity.

1.4 “Applicable Laws” shall mean all United States federal, state and local laws, statutes, rules, regulations, ordinances (including any amendments thereto), applicable to the import, export, manufacture and distribution of the Commercial Materials and Current Materials. In the event of any conflict between the foregoing sources of authority, U.S. federal law and regulations shall be given priority.

1.5 “Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of the Commercial Materials in combination with any of Purchaser’s Products in any applicable regulatory jurisdiction.

1.6 “Certificate of Analysis” shall have the meaning provided in Section 4.4.

1.7 “Commercial Material(s)” shall mean (i) Supplier’s proprietary [*****], which meets the applicable Materials Specifications set forth at Exhibit C-2 and as is defined in Exhibit C-2, as well as (ii) Development Materials that, upon completion of development pursuant to an applicable Statement of Work, and which receives final written approval from Purchaser that such material meets both the Materials Specifications and Purchaser’s Quality Systems, shall become, upon such written approval by Purchaser, materials commercially used by Purchaser, its assignees or its sublicensees in the manufacture and commercial sale of Products.

1.8 “Confidential Information” of a party shall mean all information, including but not limited to product specifications, data, know-how, formulations, product concepts, sample materials, business and technical information, financial data, and deal terms, whether in written form or disclosed orally, visually and/or in another tangible form, disclosed hereunder by such party to one or more other parties.

1.9 “Coordinator(s)” shall have the meaning provided in Article 2.

1.10 “Current Material(s)” shall mean Supplier’s [*****], which meet the applicable Materials Specifications set forth at Exhibit C-1 and as is defined in Exhibit C-1.

1.10 “Development Material(s)” shall mean each polymeric material to be developed by Supplier pursuant to each separate Statement of Work to meet the applicable Materials Specifications, but are not used in the manufacture and commercial sale of Products until such Development Materials become Commercial Materials as set forth above.

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1.11 “Field” shall mean use in [*****].

1.12 “First Shipment” shall mean the date of the first commercial shipment of Commercial Materials to Purchaser.

1.13 “Forecast” shall have the meaning provided in Section 4.2.

1.14 “Governmental Authority” shall mean any country, including any political subdivision thereof, court, instrumentality, or agency thereof, and any other federal, state, or public authority, domestic or foreign, exercising governmental powers and having jurisdiction, and all statutes, laws, ordinances, regulations, orders, decrees, permits, writs, process and rules issued thereby which may be applicable to the parties’ performance under this Agreement.

1.15 “Latent Defect” shall mean a defect that causes Commercial Materials or Current Materials to fail to conform to the Materials Specifications or to the warranties provided by Supplier hereunder, which defect is not discoverable upon reasonable physical inspection and testing performed pursuant to Sections 4.4 and 7.3 but is discovered at a later time.

1.16 “Materials Price” shall mean the prices for Commercial Materials and Current Materials set forth in Exhibit B hereto as such Exhibit may be amended from time to time to reflect the addition of new Commercial Materials.

1.17 “Materials Specifications” shall mean the specification of the Current Materials as set forth on Exhibit C-1, and the specifications for the Commercial Materials as set forth at Exhibit C-2, or final specification of an applicable Development Material as may be set forth in a separate Statement of Work to be attached hereto as part of Exhibit C.

1.18 “Patent(s)” shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuation-in-part, divisions, renewals, and all patents granted thereon, (c) all patent-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, (d) inventors certificates, and (e) all United States and foreign counterparts of any of the foregoing.

1.19 “Product(s)” shall mean continuous glucose monitoring products which utilize Commercial Materials and the Subject Technology.

1.20 “Quality Statement” shall have the meaning provided in Section 5.3.

1.21 “Quality Systems” shall mean the regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and any other attributes that the parties agree upon or that are otherwise required in connection with

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the manufacture of Commercial Materials (including, without limitation any requirements set forth in the Quality Agreement), as set forth in Exhibit D hereto (as such Exhibit may be amended by mutual agreement of Purchaser and Supplier from time to time).

1.22 “Regulatory Approval” shall mean any approvals (including supplements, amendments, pre- and post—marketing approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of Products containing the Commercial Materials in a regulatory jurisdiction.

1.23 “Subject Technology” shall mean all inventions, compounds, know-how, methods, and, materials necessary to make or use Commercial Materials which were developed as of the Effective Date and which include but are not limited to all inventions which are covered by any claim of any of the patents identified on Exhibit A (collectively, the “Licensed Patents”).

1.24 “Supplier’s Facility” shall mean the manufacturing facility or facilities at which Supplier shall manufacture Development Materials, Commercial Materials, or Current Materials.

1.25 “Third Party” shall mean any entity other than Purchaser or Supplier or an Affiliate of either.

2. COORDINATORS.

Within ten (10) days after the date hereof, Purchaser and Supplier shall each appoint an authorized representative and a back-up representative (each, a “Coordinator” and collectively, the “Coordinators”) for the exchange of all communications, other than legal notices, related to the manufacturing, labeling and packaging of the Commercial Materials. Each such party shall provide notice to the other party as to the name and title of the individuals so appointed. Each party may replace its coordinators at any time for any reason by providing written notice to the other party in accordance with Section 15.4.

3. DEVELOPMENT.

3.1 Pursuant to a statement of work (“Statement of Work”), Supplier shall conduct research and development efforts related to polymer technologies for use with Purchaser’s continuous glucose monitoring product platforms. The minimum specifications for each development project shall be set forth in separate Statements of Work, and attached hereto as part of Exhibit C. Such Statements of Work may be amended or added to by written agreement of the parties. Supplier shall conduct its research and development tasks under this Agreement in good scientific manner and in compliance in all material respects with all applicable laws. Supplier shall maintain complete, current and accurate records of all work conducted by it and all data and other information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and

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regulatory purposes. Purchaser shall have the right to review such records maintained by Supplier at reasonable times, upon written request. With respect to Development Materials, and any Development Materials that become Commercial Materials, Supplier shall grant to Purchaser, including its assignees and sublicensees, a worldwide, perpetual license to such Development Materials, exclusive to Purchaser, its assignees and sublicensees, in the Field subject to the commercial terms set forth in Exhibit B and any amendment thereto.

4. PURCHASE AND SUPPLY.

4.1 Purchase and Supply Agreement. During the term of this Agreement, Purchaser agrees to buy, and Supplier agrees to use commercially reasonable efforts to sell, such quantities of Current Materials and Commercial Materials as may be set forth on purchase orders placed by Purchaser in accordance with the provisions of Section 4.3. The transfer price for supply of Current Materials and/or Commercial Materials shall be as provided in Section 6.1 and Exhibit B. Subject to each Statement of Work, Supplier shall license and supply Commercial Materials to Purchaser on an exclusive basis in the Field; provided however, that exclusivity with respect to the license and supply of Commercial Materials as set forth and defined on Exhibit C-2 ([*****]) shall be limited to a period of [*****] from the earlier of (a) the first commercial sale of [*****], or (b) [*****], subject to the conditions set forth at Exhibit B. Purchaser shall have the right to purchase and use in its Products similar non-infringing materials from one or more Third Parties during the term of this Agreement.

4.2 Forecasts. Each calendar quarter, Purchaser shall provide Supplier with a written [*****] rolling forecast, by quarter, of its estimated orders for Current Materials and Commercial Materials (each a “Forecast”). Each Forecast is a non-binding estimate and shall not obligate Purchaser to purchase the volume of Current Materials and Commercial Materials set forth in it; provided, however, that the volume forecasted for the first [*****] of each Forecast shall represent Purchaser’s firm order for such Current Materials and Commercial Materials. Except with respect to Sections 4.5 and 4.6, Supplier shall not be obligated to manufacture or supply Purchaser with quantities of Commercial Materials in excess of 125% of the [*****] of the preceding forecast provided to Supplier in a Forecast; provided, however, that Supplier agrees to use reasonable efforts to fill any order by Purchaser in excess of 125% of such Forecast.

4.3 Purchase Orders. Purchaser shall order Current Materials and Commercial Materials by submitting written purchase orders, in such form as the parties shall agree from time to time, to Supplier specifying the quantities of each Current Material and Commercial Material ordered, the desired shipment date for such Current Material or Commercial Materials, and any special shipping instructions. Purchaser shall submit each purchase order to Supplier at least [*****] in advance of the desired shipment date specified in such purchase order. Supplier shall make each shipment of Current Material or Commercial Materials in the quantity and before or up to [*****] after the shipment date specified for it on Purchaser’s purchase order, via the mode(s) of transportation and to the party and destination specified on such purchase order. Shipment shall be F.O.B. the Supplier Facility. Any purchase orders for Current Material or Commercial Materials submitted by Purchaser to Supplier shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Purchaser or Supplier that is in any way inconsistent with these terms and conditions.

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4.4 Materials Specifications; Testing. Current Material and Commercial Materials supplied hereunder will conform to the Materials Specifications as set forth in Exhibit C-1 and Exhibit C-2, respectively, and Quality Systems (as amended from time to time by written agreement between the parties) and such conformance will be verified in accordance with the testing standards and procedures specified therein. Supplier will test each batch of Current Material and Commercial Materials and supply Purchaser with a certificate of analysis (“Certificate of Analysis”) confirming that such meets the Materials Specifications. Purchaser may then retest the batch of Current Material or Commercial Materials as more fully set forth in Section 7.3 to confirm that it meets Materials Specifications. Accordingly, Purchaser and Supplier agree to negotiate in good faith to modify Materials Specifications from time to time as the parties’ experience with the manufacture, testing and use of Current Material or Commercial Materials warrants; and Supplier further agrees that it will make reasonable efforts to facilitate changes to Materials Specifications that are necessary or appropriate in light of regulatory requirements. The parties agree to allocate on an equitable basis any special costs of developing and implementing revised procedures, including capital expenses.

4.5 Bridge Inventory. During the final [*****] of this Agreement, or, in the event of any termination of this Agreement for any reason, Purchaser, on behalf of itself or any of its assignees or sublicensees, shall have the option of placing, in addition to its regular purchases, a final purchase order for bridge inventory of Current Material or Commercial Materials equal to up to [*****] supply of such Current Material or Commercial Materials for delivery after the termination or expiration of this Agreement at the price in effect as of the effective date of termination. If Purchaser exercises its right under this Section 4.5, then (a) Supplier may deliver such final order after the termination of this Agreement upon the timeframe requested by Purchaser, or its assignees or sublicensees, to ensure adequate shelf life, and (b) notwithstanding the termination or expiration of this Agreement, the relationship of the parties hereto and all Current Material or Commercial Materials delivered to Purchaser after such termination or expiration of this Agreement shall be governed by all the terms of this Agreement, including but not limited to Purchaser’s continuing Royalty payment obligations.

4.6 Failure to Supply. In the event that Supplier is unable or unwilling to manufacture and supply any Current Material or Commercial Materials in accordance with the terms of this Agreement (a “Failure to Supply”), Purchaser, including its assignees or sublicensees, shall have the right to use (including a right to sublicense) any necessary intellectual property or know-how applicable to the Current Material and Commercial Materials under the Agreement to enable a third party to manufacture and supply materials to Purchaser or its assignees or sublicensees, which right shall be subject to payment of applicable unit royalties at the rate existing at the time that a Failure to Supply occurred, subject to reduction for Purchaser’s actual out-of-pocket expenses incurred due to Supplier’s Failure to Supply up to an aggregate cap on such expenses of $[*****]. In the event of a Failure to Supply, Supplier agrees to support the third party manufacturer’s efforts by providing, without limitation, reasonable technology transfer and assistance to Purchaser or such third party manufacturer.

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5. MANUFACTURE & LICENSE.

5.1 Manufacture of Materials. Supplier shall manufacture Current Material and Commercial Materials in accordance with the Materials Specifications and all Applicable Laws, as then in effect, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials according to local, state and federal regulations. If new laws, rules or regulations become Applicable Laws, Supplier will make reasonable efforts to comply and the parties shall negotiate in good faith an equitable price adjustment for the Current Material and Commercial Materials to reflect an appropriate allocation of any increased costs actually borne by Supplier in complying with such Applicable Laws. Without limiting the generality of the foregoing, Supplier shall (a) take all reasonable steps necessary to ensure that any Current Material or Commercial Materials that may be produced by it pursuant to this Agreement shall be free of cross-contamination from any other manufacturing or similar activities and (b) be responsible for validated cleaning and changeover procedures prior to manufacturing Current Material or Commercial Materials hereunder. Each party shall promptly notify the other of any new instructions or specifications required by Applicable Laws and shall confer with each other with respect to the best means to comply with such requirements. Upon request and at mutually agreeable times, Supplier will permit representatives of Purchaser to observe such manufacture and to have access to any relevant records in connection with such manufacture. Upon Purchaser’s written request, Supplier shall supply Purchaser with copies of Supplier’s manufacturing records for the purposes of assuring Current Material quality and Commercial Materials quality and compliance with Supplier’s manufacturing procedures. Purchaser acknowledges that all copies of Supplier’s manufacturing records shall be protected under the confidentiality provisions of Article 13. Supplier represents and warrants to Purchaser that it has and will maintain during the term of this Agreement all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

5.2 Non-U.S. Legal Requirements. If Purchaser requires Current Material or Commercial Materials to be manufactured in accordance with any rules and regulations of Governmental Authorities outside the United States, Purchaser shall notify Supplier in writing of such requirements reasonably in advance of the date that such requirements must be implemented. Supplier shall provide Purchaser with prompt written notice of whether it is able to, and will, comply with such additional requirements. The parties shall discuss a fair apportionment of any material increases in the cost of manufacture of Current Material or Commercial Materials that result from such additional requirements. Each party shall promptly notify the other of any new instructions or changes to Materials Specifications required by any Governmental Authority. The parties shall confer with each other with respect to the best means to comply with such requirements. However, Supplier is not required to comply with foreign rules, unless agreed to in writing by both parties.

5.3 Quality Statement. Exhibit D attached hereto further details the quality assurance obligations of the parties with respect to the Current Material and the Commercial Materials (the “Quality Statement”). Notwithstanding anything to the contrary in this Agreement or any other document or agreement, in the event of a conflict between, this Agreement and the Quality Statement, this Agreement shall govern.

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5.4 Regulatory Support. Purchaser and Supplier shall use commercially reasonable efforts to respond to all reasonable requests for information from, and in making all required filings with, federal, state or local governmental or regulatory authorities having jurisdiction to make such requests or require such filings. Supplier shall obtain and comply with all licenses, consents, permits and regulations which may from time to time be required by appropriate governmental and regulatory authorities with respect to the performance of its obligations hereunder.

5.5 QA Audits. Upon Purchaser’s reasonable written advance request to Supplier, Purchaser shall have the right to have representatives visit the Supplier Facility during normal business hours to review Supplier’s manufacturing operations and assess its compliance with quality assurance standards and to discuss any related issues with Supplier’s manufacturing and management personnel.

5.6 Change in Manufacturing Process. Supplier shall obtain Purchaser’s prior written approval, which shall not be unreasonably withheld, before Supplier implements any change in the Current Material or Commercial Materials, equipment, processes or procedures used to manufacture the Current Material or Commercial Materials. Supplier shall disclose all such proposed changes in such manufacturing Current Material or Commercial Materials, equipment, processes or procedures to Purchaser at a level sufficient to allow Purchaser to reasonably evaluate the effect of such changes.

5.7 Failed Batch. Supplier shall investigate, and cooperate fully with Purchaser in investigating, any batch of Current Material or Commercial Materials that fails to meet Materials Specifications or the requirements of any U.S. Governmental Authority with jurisdiction over the manufacture of Materials. Supplier shall keep Purchaser informed of the status of any investigation and, upon completion of the investigation, shall provide Purchaser with a final written report describing the cause of the failure and summarizing the results of the investigation.

5.8 Documentation. Supplier shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement adequate to comply with all Applicable Laws. Supplier shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling of the Current Material or Commercial Materials in accordance with the Applicable Laws.

5.9 License Grant.

(a) [*****]. Supplier hereby grants to Purchaser, including its assignees or sublicensees, under the Licensed Patents, for the Term of this Agreement, subject to Sections 4.5 and 4.6, an exclusive, worldwide right and license in and to the Commercial Material set forth on Exhibit C-2 ([*****]) and Subject Technology to make, use, market, sell and offer for sale Products solely in the Field.

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(b) Development Materials and Commercial Materials [*****]. Supplier hereby grants to Purchaser, including its assignees or sublicensees, under the Licensed Patents, for perpetuity, and subject to Sections 4.5 and 4.6, an exclusive, worldwide right and license in and to Development Materials and Commercial Materials ([*****]) and Subject Technology to make, use, market, sell and offer for sale Products solely in the Field.

5.10 No Implied Rights. Supplier shall retain all other rights to the Subject Technology. Except as is expressly provided in this Agreement, neither party shall be deemed to have granted to the other, and there shall not arise by implication or otherwise, any rights whatsoever by reason of the execution or performance of this Agreement.

6. PRICES AND PAYMENT.

6.1 Materials Price. For all Current Materials and Commercial Materials supplied to Purchaser pursuant to this Agreement, Purchaser shall pay to Supplier the Materials Price set forth in Exhibit B hereto. The parties acknowledge and agree that Supplier shall be responsible for all payments to Third Parties for all inputs purchased from, or other product or services provided by Third Parties in connection with the manufacture and packaging of Current Materials and Commercial Materials. If at any time there is any significant increase in Supplier’s cost of manufacturing Current Materials or Commercial Materials due to cost changes imposed by any raw material components, fully burdened labor costs and testing services, Supplier shall have the right to increase the price of Current Materials or Commercial Materials consistent with such increased costs, provided that Supplier provides the supporting documentation to Purchaser to justify the price increase.

6.2 Invoices. Supplier shall invoice Purchaser for the aggregate Materials Price of each shipment of Current Materials or Commercial Materials at the time of such shipment.

6.3 Payment. Each invoice shall be paid to Supplier in United States Dollars not later than [*****] following the later of (i) the receipt of the applicable invoice or (ii) the receipt of the relevant batch of Current Materials or Commercial Materials at its destination, unless such shipment of Current Materials or Commercial Materials is properly rejected under the provisions of Section 7. Any invoiced amount which is not paid within [*****] of its due date shall be assessed a late payment fee at the rate of [*****] per month or the maximum rate permitted by applicable law with respect to such obligations, whichever is less, unless subject to a valid dispute

6.4 Royalty. In addition to the materials prices referenced in Section 6.1 and Exhibit B for the Current Materials and Commercial Materials, Purchaser shall pay to Supplier the applicable [*****] royalty set forth on Exhibit B for the applicable Commercial Materials (which shall include Development Materials that become Commercial Materials as set forth in Section 1.7 above). Within [*****] after the end of each Purchaser quarter, Purchaser shall deliver to Supplier a report setting forth [*****] which contain royalty-bearing Commercial Materials and the amount of unit royalty due hereunder. Payment of the unit royalty shall be remitted within [*****] days after the end of each such quarter. Purchaser shall keep accurate books and accounts of record in connection with the calculation

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of Product royalty payments to be made under this Agreement. Purchaser shall maintain such records for a period of at least [*****] after the end of the calendar year in which they were generated. Upon [*****] prior written notice, Supplier may audit, at Supplier’s expense, the relevant books and records of Purchaser as may be reasonably necessary to verify the accuracy of the reports submitted by Purchaser in connection with the payment of the Product royalty hereunder; provided, that Supplier shall not conduct more than one such audit in any calendar year.

7. DELIVERY AND ACCEPTANCE.

7.1 Delivery. Unless otherwise agreed by the parties in writing, all shipments of Current Materials and Commercial Materials shall be shipped F.O.B. the Supplier Facility. Supplier will package and ship Current Materials and Commercial Materials in accordance with the requirements of Purchaser as agreed to by Supplier.

7.2 Timely Delivery. Supplier agrees to use its commercially reasonable efforts to ensure that Current Materials and Commercial Materials ordered by Purchaser hereunder shall be delivered on the scheduled delivery dates set forth in the relevant purchase orders.

7.3 Acceptance and Rejection.

(a) Purchaser may reject any batch delivery which does not conform with the Materials Specifications or to applicable documentation and process requirements. Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection.

(b) In order to reject delivery of a full batch of Current Materials or Commercial Materials, Purchaser must give written notice to Supplier of Purchaser’s rejection of any delivery within [*****] after receipt of such delivery. If no such notice of rejection is timely received, Purchaser shall be deemed to have accepted such delivery of Current Materials or Commercial Materials within [*****] of delivery of the batch. Once Purchaser accepts a batch of Current Materials or Commercial Materials, Purchaser shall have no recourse against Supplier if the product is subsequently deemed unsuitable for use for any reason except for Latent Defects.

(c) After notice of rejection is given, Purchaser shall cooperate with Supplier in determining whether rejection is necessary or justified. Supplier will evaluate process issues and other reasons for such non-compliance. Supplier shall notify Purchaser as promptly as reasonably possible whether it accepts Purchaser’s basis for any rejection. If Supplier in good faith disagrees with Purchaser’s determination that certain Current Materials or Commercial Materials do not meet the Materials Specifications, such Current Materials or Commercial Materials shall be submitted to a mutually acceptable Third Party laboratory. Such Third Party laboratory shall determine whether such Current Materials or Commercial Materials meets the Materials Specifications and the parties agree that such laboratory’s determination shall be final and determinative. The party against whom the Third Party tester rules shall bear all costs of the Third Party testing. Whether or not Supplier accepts Purchaser’s basis for rejection, promptly on receipt of a notice of rejection of a full batch of Current Materials or Commercial

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Materials, Supplier shall use reasonable efforts at Purchaser’s request to replace such rejected Current Materials or Commercial Materials. If the Third Party tester rules that the batch meets Materials Specifications, Purchaser shall purchase that batch and any replacement batch at the agreed-upon price, irrespective of whether Supplier has already replaced it.

(d) Purchaser may not destroy any batch of Current Materials or Commercial Materials until it receives written notification from Supplier that Supplier does not dispute that the batch fails to meet Materials Specifications and that Supplier does not request return of the Current Materials or Commercial Materials. Upon authorization from Supplier to do so, Purchaser shall destroy the Current Materials or Commercial Materials received in the rejected delivery promptly at Supplier’s cost and provide Supplier with certification of such destruction. Purchaser shall, upon receipt of Supplier’s request for return, promptly return said Current Materials or Commercial Materials or quality control sample to Supplier, at Supplier’s cost.

8. INTELLECTUAL PROPERTY RIGHTS.

8.1 Background Technology. Each party shall retain all right, title and interest in all technology (including all Patents, copyright, trade-secret and other intellectual property rights therein) that: (i) was created by such party’s personnel or otherwise obtained by such party prior to the date of this Agreement, and with respect to future development under Section 3, was created by such party’s personnel or otherwise obtained by such party prior to each subsequent Statement of Work, or (ii) is created by such party’s personnel or otherwise obtained by such party on or after the date of this Agreement and each subsequent Statement of Work, independently and outside the scope of this Agreement and each subsequent Statement of Work (“Background Technology”). To the extent a party provides any of its Background Technology to the other party pursuant to this Agreement and each subsequent Statement of Work and consents to inclusion of such Background Technology in the development of the Commercial Materials and Development Materials contemplated by Agreement and each subsequent Statement of Work, then such providing party grants to the other a non-exclusive license, and except for Purchaser’s rights in Section 15.2, without the right to sublicense, to use such Background Technology, as applicable, solely for the development of the Commercial Materials and Development Materials pursuant to this Agreement, and thereafter with respect to Background Technology owned by Supplier, for use by Purchaser, or its assignees or sublicensees, in its Products within the Field.

8.2 New Technology. To the extent a party creates or develops materials or technology in connection with a mutually executed subsequent Statement of Work (“New Technology”), such party will promptly notify the other party of such invention.

(a) Ownership. As between the parties, ownership of New Technology will be as follows:

(i) Each party will own all right, title and interest in all New Technology (including all Patents, copyright, trade-secret and other intellectual property rights therein) invented or authored solely by such party’s personnel (including third parties working on such party’s behalf) in connection with performance under this Agreement.

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(ii) With the exception of any Patent with at least one claim reciting the term [*****], Supplier will own all right, title and interest in all New Technology (including all Patent, copyright, trade-secret and other intellectual property rights therein) that personnel of Supplier and Purchaser (including third parties working on each party’s behalf) jointly create (“New Technology Intellectual Property of Supplier”), and Purchaser shall have, and Supplier shall grant to Purchaser, including its assignees and sublicensees, a worldwide, perpetual, exclusive license to the New Technology Intellectual Property of Supplier pursuant to the terms of this Agreement and on commercial terms as set forth in Section II of Exhibit B.

Purchaser will own all right, title and interest in any Patent, which includes at least one claim reciting the term [*****], of the New Technology that personnel of Supplier and Purchaser (including third parties working on each party’s behalf) jointly create (“New Technology Intellectual Property of Purchaser”). Supplier shall have, and Purchaser shall grant to Supplier, including its assignees and sublicensees, a worldwide, exclusive license to manufacture Commercial Material, for applications not relating to [*****], under any New Technology Intellectual Property of Purchaser. Under this Agreement, Purchaser does not grant and shall not grant to Supplier, including its assignees and sublicensees, a license to manufacture Commercial Material, for applications relating to [*****] for any party other than Purchaser, or Purchaser’s assignees and sublicensees, under any New Technology Intellectual Property of Purchaser.

(iii) Each party shall cause each of its Affiliates, personnel, employees, and consultants of such party to comply with this Section 8.2(a), including but not limited to the assignment of the New Technology to the owner, wherein ownership is determined in accordance with Sections 8.2(a)(i)-(ii).

(b) Filing and Prosecution of Patent Applications Relating to New Technology of Intellectual Property of Supplier. It is understood and agreed upon that, with the exception of Supplier’s obligations as set forth in Sections 8.2(b)(i) and 8.2(b)(ii), Supplier retains the right to make all decisions with respect to the preparation, filing, prosecution and commercial exploitation of any and all of New Technology of Intellectual Property of Supplier at its sole election and discretion subject to the rights granted in this Agreement.

(i) Filing. Supplier shall notify Purchaser and give Purchaser a reasonable opportunity to review and comment upon the text of any patent application, relating to the New Technology, which Supplier intends to file. Supplier shall reasonably consider Purchaser’s comments on such patent application and shall incorporate such comments to the extent Purchaser demonstrates that such comments materially affect the Field. Supplier shall consult Purchaser on such patent application, and shall supply Purchaser with a copy of such patent application as filed, together with notice of each filing date and serial number.

(ii) Prosecution. Supplier shall keep Purchaser advised of the status of prosecution of any patent application, relating to the New Technology, which Supplier files, and shall consult with Purchaser and provide Purchaser with a reasonable opportunity to review and comment on all material, substantive correspondence received from or to be submitted to any government patent office or authority with respect to any such patent application. Supplier shall provide Purchaser with an opportunity to review and comment on all correspondence

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(notwithstanding materiality or substance) from or to any government patent office or authority with respect to such patent application. Supplier shall reasonably consider Purchaser’s comments on such correspondence and submissions and shall incorporate such comments to the extent Purchaser demonstrates that such comments materially affect the Field.

(c) Release. For so long as Purchaser, its sublicensees or assigns, are not in breach of Sections 6 and 12 of this Agreement, Supplier hereby agrees and covenants that at no time will it, its successors, or its assigns make any claim or commence or prosecute against Purchaser, its directors, officers, successors, assigns, other suppliers, customers, or other transferees any suit, action, or proceeding of any kind based on assertion of infringement of any Patent, issued or issuing at any time concerning the New Technology Intellectual Property of Supplier.

8.3 Enforcement of Patent Rights.

(a) Notice. If either Supplier or Purchaser becomes aware of any infringement of any of the Licensed Patents or of any patent of the New Technology Intellectual Property of Supplier, it will promptly notify the other party in writing to that effect and the parties will consult with each other.

(b) Purchaser’s Rights to Patent Enforcement. While and as long as its license under this agreement remains exclusive, Purchaser is empowered:

(i) To bring suit in its own name, or if required by law, jointly with Supplier, for infringement of any of the Licensed Patents or any Patent of the New Technology Intellectual Property of Supplier;

(ii) In any such suit, to enjoin infringement and to collect for its own use, damages, profits and awards of whatever nature recoverable for such infringement; and

(iii) To settle any claim or suit for infringement of any of the Licensed Patents or any patent of the New Technology Property of Supplier by granting the infringing party a sublicense under the provisions of Sections 3.1, 5.9 and 8.2 of this Agreement.

(c) Expenses. All expenses in any such suit will be borne entirely by Purchaser.

8.4 Representations and Warranties.

(a) Patents. Except as provided for in Section 8.2(a)(iii), Supplier may, but shall have no obligation to, prosecute applications and maintain Patents covering the Subject Technology or Commercial Materials developed, or to be developed, under this Agreement. If it elects to do so, Supplier shall be responsible for any of its expenses, including attorney’s fees, that Supplier incurs in order to obtain or maintain the patent(s).

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(b) Non-Infringement. Supplier represents and warrants that, to the best of its knowledge, the Current Materials and Commercial Materials, components thereof and their materials and manufacturing processes, as the same may exist as of the Effective Date, do not infringe any third party patents or other intellectual property rights, and each party shall reasonably cooperate with the other in any investigations undertaken to determine any potential infringement.

(c) Right to Grant License. Supplier represents and warrants in respect to the Licensed Patents (i) that it has the sole legal power to extend the rights granted to Purchaser in this Agreement; (ii) that it is the owner of the entire right, title, and interest in and to the Licensed Patents; (iii) that it has not granted and will not grant any license(s) or covenant(s) not to sue under the Licensed Patents to any Third Party in the Field that would restrict rights granted to Purchaser under this Agreement; and (iv) that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights. Derogation of such rights shall include, but are not limited to, any present and future making, using, selling, or offering for sale, in the Field, for or to a Third Party, of any material covered by any claim of the Licensed Patents

(d) Validity of Licensed Patents. Supplier represents and warrants to Purchaser that: (i) it is unaware of any prior art which would render any of the Licensed Patents applicable to the Commercial Material invalid; (ii) it has not received a third party claim of invalidity or unenforceability of any of the Licensed Patents or the Commercial Material as of the Effective Date; (iii) it is unaware of any third party allegations of misappropriation of third party trade secrets by Supplier; and (iv) that it is unaware of any third party claim of ownership of or invalidity of any of the Licensed Patents or the Commercial Material as of the Effective Date. To the best of Supplier’s knowledge, the license granted hereunder will not violate any right of any third party.

8.5 Third Party Infringement Claims

(a) Breach of Warranty. In the event of a breach of the warranty given by Supplier in Section 8.4(b), Supplier shall take any one or more of the following actions, simultaneously or sequentially: (a) attempt to redesign the allegedly infringing product so as to make it non-infringing, and (b) if such redesign is impossible or impracticable, attempt to obtain for itself and the benefit of Purchaser, at Supplier’s expense, a license to manufacture and sell the allegedly infringing product, or (c) only after attempting, in good faith, to take the aforementioned actions and failing, terminate this Agreement, including without limitation, all licenses granted hereunder.

(b) Patent Indemnification. Purchaser and Supplier shall promptly notify each other in writing of any legal proceeding, lawsuit, or other judicial action, involving any claim of infringement of any patent or intellectual property rights, arising out of Purchaser’s application or use of the Current Materials or Commercial Materials. Supplier shall indemnify, defend, and hold harmless Purchaser, its directors, officers, employees, customers, successors, assigns, or transferees, from all damages and all liabilities (including, but not limited to, all attorneys fees and costs) arising from any claim that Purchaser’s application or use of the Current Materials or Commercial Materials supplied under this Agreement infringes any patent or intellectual property rights of any Third Party. Any decision made with respect to settlement of such legal proceeding, lawsuit, or other judicial action shall require approval from both the Supplier and the Purchaser.

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8.6 Reservation of Rights to the Supplier. The license granted in this Agreement is subject to a reserved non-exclusive license to the Supplier to make, use, sell, or offer for sale for or to the Purchaser any material covered by any claim of the Licensed Patents. No reservation of rights is granted in this Agreement for the Supplier to make, use, sell, or offer for sale, in the Field, for or to any Third Party, any material covered by any claim of the Licensed Patents.

8.7 No Implied License. Except as expressly provided herein, no party hereto shall be deemed by this Agreement to have been granted any license or other rights to patent rights existing as of the date hereof, or know-how relating to compounds, formulations, products or processes which are owned, licensed or controlled by another party.

9. REGULATORY.

9.1 Adverse Event Reporting; Current Materials and Commercial Materials Complaints. Purchaser shall be responsible for all reporting to regulatory authorities Adverse Events to the extent required based on the use of Current Materials or Commercial Materials supplied by Supplier hereunder in Purchaser’s Products. Purchaser shall advise Supplier promptly after Purchaser becomes aware of any such Adverse Events. If Supplier becomes aware of any Adverse Events associated with the use of such Current Materials or Commercial Materials, it shall report all information in its possession regarding such event to Purchaser as soon as practicable after becoming aware of such information, and shall cooperate with Purchaser as necessary to report such event under Applicable Laws. Purchaser shall also notify Supplier as soon as practicable of any complaints of which it becomes aware regarding problems with Current Materials or Commercial Materials other than those associated with Adverse Events, and Purchaser shall meet and confer with Supplier with respect to its responses to such complaints and whether any remedial actions by Supplier are indicated by the pattern of complaints.

9.2 Regulatory Compliance. Supplier shall comply with all regulatory requirements with respect to Current Materials and Commercial Materials imposed by Applicable Law upon Supplier as the manufacturer of the Current Materials and Commercial Materials. If new regulatory requirements become Applicable Laws, Supplier will make reasonable efforts to comply and the parties shall negotiate in good faith an equitable price adjustment for the Current Materials or Commercial Materials to reflect an appropriate allocation of any increased costs actually borne by Supplier in complying with such Applicable Laws. Purchaser shall comply with all regulatory requirements with respect to Current Materials or Commercial Materials that are imposed by Applicable Law upon Purchaser as the holder of Regulatory Approvals. Supplier shall, on a timely basis, provide

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Purchaser with information in Supplier’s possession relevant to its role as the manufacturer of the Current Materials or Commercial Materials that is reasonably necessary for and relevant to Purchaser’s obligations hereunder in complying with such regulatory requirements as required by Applicable Laws.

9.3 Cooperation. Supplier will provide to Purchaser such documentation, data and other information relating to Current Materials and Commercial Materials as Purchaser may require for submission to Governmental Authorities or as required by Applicable Laws. Supplier shall also provide, upon request by Purchaser, reasonably necessary information concerning its production processes and quality control procedures with respect to Current Materials and Commercial Materials.

9.4 Recalls. In the event Purchaser shall be required or requested by any Governmental Authority (or shall voluntarily decide in good faith) to recall a Product, Purchaser shall coordinate such recall. If a recall arises predominately as a consequence of Supplier’s negligence, willful misconduct or breach of this Agreement, and does not result from Purchaser’s negligence, willful misconduct or breach of this Agreement, then Supplier shall reimburse Purchaser for (i) the purchase price paid by Purchaser to Supplier for such recalled materials, and (ii) all of Purchaser’s other direct reasonable costs and expenses actually incurred by Purchaser in connection with the recall including, but not limited to, costs of retrieving Materials already delivered to customers, costs and expenses Purchaser is required to pay for notification, shipping and handling charges, and all other costs reasonably related to the recall, not exceeding $[*****] in total. If a recall is due to any reason other than one that is attributable either to Supplier’s negligence, willful misconduct or breach of this Agreement, or out of Supplier’s negligence, willful misconduct or breach of this Agreement, Purchaser shall pay the costs and expenses of the recall.

9.5 Regulatory Inspections. Supplier agrees to inform Purchaser within two (2) business days of any regulatory inquiry, communication or inspection, which directly or indirectly relates to the manufacture of any of the Current Materials or Commercial Materials. In the event Supplier receives a notice of inspection or an inspection visit by any Governmental Authority which involves Current Materials or Commercial Materials or could impact Supplier’s ability to produce Current Materials or Commercial Materials, Supplier shall notify Purchaser within twenty four (24) hours. Purchaser, at its option, shall have the right to have its representatives present at any such inspection by a Government Authority, if the inspection pertains to Current Materials or Commercial Materials. In the event there are written observations (or any other written communication) by a Governmental Authority that involve Current Materials or Commercial Materials or could impact Supplier’s ability to produce Current Materials or Commercial Materials, or any proposed written response by Supplier to any such inspection, Purchaser shall be informed within two business days and be provided with copies of all documentation within two (2) business days, and shall have a reasonable opportunity to review and comment on the proposed response. If Purchaser elects to provide input to the response, such input shall be provided by Purchaser as promptly as possible and Supplier shall in good faith incorporate such input into the response.

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9.6 Incidents or Accidents. Supplier shall immediately notify Purchaser in writing of any incident or accident experienced by such party that such party in its reasonable judgment believes may affect the quality of Current Materials or Commercial Materials that Supplier is obligated to deliver hereunder or its ability to meet delivery date obligations hereunder. Such incident or accident shall be immediately investigated by Supplier, and Supplier shall provide a written report within five (5) working days of the results of the investigation of such incidence or accident to Purchaser.

10. REPRESENTATIONS AND WARRANTIES.

10.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

(a) Existence and Power. Such party (i) is duly organized, validly existing and in good standing under the laws of the state or other jurisdiction in which it is organized; (ii) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of Applicable Laws to the extent required by this Agreement, except to the extent that any noncompliance would not have a material adverse affect on such party’s ability to perform its obligations under the Agreement.

(b) Authorization and Enforcement of Obligations. Such party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c) No Consents. All necessary consents, approvals and authorizations of all Governmental Authorities and other persons required to be obtained by such party in connection with this Agreement have been obtained, except for those which cannot be obtained prior to the regulatory approval of the Commercial Materials or Development Materials.

(d) No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or regulations or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party. Supplier shall in no event enter into any agreement or arrangement with any Third Party that would prevent or in any way interfere with its obligations pursuant to this Agreement.

10.2 Supplier Representations and Warranties. Supplier represents and warrants to Purchaser as follows: (a) the Current Materials and Commercial Materials shall be manufactured in compliance with Applicable Laws; (b) shall conform to the Materials Specifications in effect at the time of shipment; (c) shall conform to the Certificates of Analysis supplied with the shipment of the Current Materials and Commercial Materials; (d) shall be packaged and shipped in accordance with the Materials Specifications in effect at the time of shipment and the terms of this Agreement; (e) to the best of Supplier’s knowledge, the Subject Technology, Current Materials, Commercial Materials and Development Materials do not infringe any Third Party patents or other intellectual property rights; and (f) shall be free and clear of any lien or encumbrance.

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10.3 Warranty Disclaimers and Limitations. EXCEPT AS SET FORTH IN SECTIONS 10.1 AND 10.2, SUPPLIER MAKES NO WARRANTIES WITH RESPECT TO PRODUCT SUPPLIED TO PURCHASER, EXPRESS OR IMPLIED, AND SPECIFICALLY, WITHOUT LIMITATION, SUPPLIER DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND AGAINST INFRINGEMENT AND ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED. SUPPLIER HAS NO RESPONSIBILITY FOR PURCHASER’S DETERMINATION AS TO HOW AND WHERE TO USE THE COMMERCIAL MATERIAL IN PURCHASER’S PRODUCTS.

10.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY, OR ANY PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. Intentionally Left Blank.

12. INDEMNIFICATION.

12.1 Supplier Indemnification. Subject to the limitations in Section 10.3, Supplier, together with its Affiliates, shall indemnify, defend and hold Purchaser, its Affiliates and their respective directors, officers, employees, consultants and sublicensees other than Supplier (each, a “Purchaser Indemnitee”) harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses (collectively, “Damages”) incurred or suffered by a Purchaser Indemnitee as a result of Third Party claims, actions or proceedings arising from bodily injury or property damage (collectively, “Third Party Claims”) to the extent such Third Party Claims are a consequence of (i) the breach of any representation or warranty or other provision of this Agreement by Supplier, or (ii) the negligence or willful misconduct of Supplier or its Affiliates, in each case except to the extent that such Damages result from the willful misconduct or negligent acts or omissions of a Purchaser Indemnitee or breach of this Agreement. Supplier’s aggregate indemnification obligation to Purchaser or its assigns under this section shall be limited to the lesser of (a) [*****] or (b) the amount of all fees (including Royalties, development fees, and fees paid for the purchase of Commercial Materials) paid by Purchaser to Supplier.

12.2 Purchaser Indemnification. Purchaser shall indemnify, defend and hold Supplier, its Affiliates, and their respective directors, officers, employees and consultants (each, a “Supplier Indemnitee”) harmless from and against any and all Damages incurred by a Supplier Indemnitee as a result of Third Party Claims to the extent such Third Party Claims

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are a consequence of (i) the breach of any representation or warranty or other provision of this Agreement by Purchaser; (ii) the negligence or willful misconduct of Purchaser, its Affiliates or Third Party sublicensees; or (iii) arising from any defect or deficiency in any Product, in each case except to the extent that such Damages result from any circumstance as to which Supplier has an indemnity obligation under Section 12.1.

12.3 Notice and Assistance. If a party or any of its directors, officers, employees, consultants, Affiliates or sublicensees has a right to be indemnified under this Article 12 (each, an “Indemnified Party”), (i) the Indemnified Party shall give prompt notice of such Third Party Claim to the party from whom indemnification is sought hereunder (the “Indemnifying Party”) and (ii) the Indemnifying Party will have the first right to defend any Third Party Claims for which it is required to Indemnify the Indemnified Party, with the cooperation and at the expense of such Indemnifying Party, provided that it will not settle any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party is defending a Third Party Claim, the Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings. In the event that the parties cannot agree as to the application of Sections 12.1 or 12.2 as to any Damages or Third Party Claim, the parties may conduct separate defenses of such claim. Each party further reserves the right to claim indemnity from the other in accordance with Sections 12.1 or 12.2 upon resolution of the underlying claim.

12.4 Insurance. Each party shall, throughout the term of this Agreement, obtain and maintain, at its own cost and expense, from a reputable insurance company, comprehensive product liability insurance in reasonable and adequate amounts. Purchaser agrees to name Supplier as additional insured on its policy. The amounts of insurance coverage required hereunder shall not be construed to create a limit on any party’s liability with respect to its indemnification obligations hereunder. Each party shall furnish the other party a certificate of insurance evidencing such insurance upon request and shall provide the other party with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. Each party’s obligation to maintain such insurance shall continue until five (5) years after termination of this Agreement.

13. CONFIDENTIALITY.

13.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of [*****] after this Agreement expires or terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information of similar kind and value (but at a minimum each party shall use commercially reasonable efforts to maintain Confidential Information in confidence), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. A party shall have no such obligation with respect to any portion of such Confidential Information which:

(a) is publicly disclosed by the disclosing party, either before or after it becomes known to the receiving party;

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(b) was known to the receiving party, without obligation to keep it confidential, prior to when it was received from the disclosing party;

(c) is subsequently disclosed to the receiving party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d) has been published by a Third Party; or

(e) has been independently developed by the receiving party without the aid, application or use of Confidential Information.

13.2 Permitted Disclosures. Notwithstanding any other provision of this Agreement, Purchaser may disclose Confidential Information belonging to Supplier to the extent such disclosure is reasonably necessary for regulatory filings, prosecuting or defending litigation, complying with applicable governmental regulations, conducting pre-clinical or clinical trials by or for Purchaser and marketing and selling Product. If Purchaser is so required to disclose any Confidential Information belonging to Supplier to a Government Authority or to any other Third Party, Purchaser shall immediately notify Supplier in writing of all details of the required disclosure and permit Supplier to intervene to oppose, limit or condition such disclosure prior to Purchaser making any disclosure and Purchaser shall make any such disclosure ultimately required in the most restrictive fashion consistent with the requirement as determined by a court or regulatory agency of competent jurisdiction. Except as otherwise agreed to herein, if Supplier is required by law to disclose any Confidential Information of Purchaser to a Government Authority or to any other Third Party, Supplier shall immediately notify Purchaser in writing of all details of the required disclosure and permit Purchaser to intervene to oppose, limit or condition such disclosure prior to Supplier making any disclosure, and Supplier shall make any such disclosure ultimately required in the most restrictive fashion consistent with the requirement as determined by a court or regulatory agency of competent jurisdiction.

13.3 Injunctive Relief. The parties expressly acknowledge and agree that any breach or threatened breach of this Article 12 may cause immediate and irreparable harm to the disclosing party that may not be adequately compensated by damages. Each party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the disclosing party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

14. TERM AND TERMINATION.

14.1 Term.

The Term of this Agreement shall commence on the Effective Date, and end on the earliest of the following events:

(a) any termination of this Agreement pursuant to its terms, including under section 14.2 of this Agreement, or

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(b) the later of

(i) the life of the last to expire of the Licensed Patents, or

(ii) as long after the life of the last to expire of the Patents as Licensee shall continue to make the Royalty payments required under this Agreement in which case the license granted herein shall be a license in and to all of the Subject Technology except the Licensed Patents. For the purposes of clarity, Purchaser’s obligation to pay Royalties shall remain so long as Commercial Material purchased by Purchaser is in commercial use or application.

14.2 Termination for Material Breach. Subject to Section 14.3, either party may terminate this Agreement upon written notice to the other party if the other party commits any material breach of this Agreement which the breaching party fails to cure within [*****] following written notice from the non-breaching party specifying such breach.

14.3 Surviving Obligations. Termination of this Agreement shall not (a) affect any other rights of either party which may have accrued up to the date of such termination or (b) preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. The provisions of Sections 4.5, 4.6, 5.4, 5.9 and 6.4 and Articles 8, 9, 10, 12, 13, 14 and 15 shall survive the termination of this Agreement.

15. MISCELLANEOUS.

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws provisions.

15.2 Assignment. This Agreement is assignable in whole or in part by Purchaser. Supplier may assign this Agreement to any of its Affiliates or to any successor by merger or sale of substantially all of its business or assets to which this Agreement relates. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 15.2 shall be void.

15.3 Arbitration. Any controversy arising under or related to this Agreement, and any disputed claim by any party against another under this Agreement, excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). Upon request by a party, arbitration will be by a panel of three arbitrators within thirty (30) days of such arbitration request. One arbitrator will be selected by Purchaser, one arbitrator will be selected by Supplier, and the third arbitrator will be selected by mutual agreement of the two arbitrators selected by the

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parties. In any such arbitration, the parties shall select a panel with relevant experience in the medical device industry. Judgment upon the award rendered by the panel shall be final and nonappealable and may be entered in any court having jurisdiction thereof. In order to conduct discovery, and in addition to the discovery provisions provided under the Rules, the parties expressly incorporate into any arbitration occurring under this Agreement the discovery rules provided for in the Federal Rules of Civil Procedure of the United States of America. Any arbitration shall be held in San Diego, California, unless the parties hereto mutually agree in writing to another place. Notwithstanding the foregoing, nothing in this provision shall be construed to bar a party from seeking interim equitable relief in order to preserve the status quo or prevent irreparable harm.

15.4 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent by registered or certified mail or a reputable courier service, addressed to the signatory to whom such notice is required or permitted to be given or transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given in the case of mailing on the fifth (5th) day following the date of mailing, as postmarked at the point of mailing, or in the case of delivery by courier on the date of delivery, and in the case of facsimile transmission on the first day following the date of transmission.

All notices to Purchaser shall be addressed as follows:

DexCom, Inc.

6340 Sequence Drive

San Diego, California 92121

Telephone: 858-200-0200

Facsimile: 858-875-5324

Attention: Legal Department

All notices to Supplier shall be addressed as follows:

DSM PTG, Inc.

2810 7th Street

Berkeley, CA 94710

Telephone: (510) 841-8800

Facsimile: (510) 841-7800

Attention: Robert Ward

15.5 Amendment. No amendment, modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each party.

15.6 Disclaimer of Agency. Neither party is, or will be deemed to be, the legal representative or agent of the other party, nor shall either party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other except as expressly set forth in this Agreement.

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15.7 Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

15.8 Severability. If a court of competent jurisdiction or arbitrator declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over any party deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the parties’ original intent.

15.9 Entire Agreement. This Agreement (including all exhibits hereto) embodies the entire, final and complete agreement and understanding between the parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter.

15.10 Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

15.11 Counterparts. This Agreement may be executed in multiple counterparts (which may be delivered by facsimile), each of which shall be an original and all of which shall constitute together the same document.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

DEXCOM, INC.		DSM PTG, INC.

By:	/s/ Steven Pacelli	By:	/s/ Robert Ward
Name:	Steven Pacelli	Name:	Robert Ward
Its:	Chief Administrative Officer	President

By:	/s/ Robert Evans
Name:	Robert Evans
Global Vice President Sales & Marketing

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EXHIBIT A

Patents Covering the Commercial Materials and Licensed under this Agreement

[*****]

A

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EXHIBIT B

Materials Pricing

I. “Current Materials” Pricing:

[*****]

II. Commercial Material Pricing:

[*****]

The Royalty Schedule for sales of Products containing a Commercial Material [*****] is set forth below. Purchaser shall pay a fee to Supplier for [*****] containing a Commercial Material commercially sold in a calendar year per the schedule below (“Royalty”).

[*****]

Annual Royalty payments shall be capped at [*****].

[*****]

B

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EXHIBIT C-1

[*****]

C-1

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EXHIBIT C-2

[*****]

C-2

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EXHIBIT C-3

[Reserved for future development of materials]

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EXHIBIT D

Reference is made to ISO 9001-2000

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